Exhibit 23.4
November 24, 2010
United States Securities and Exchange Commission
Dear Sirs:
Re:	Teck Resources Limited Consent of Expert
I hereby consent to the use of my name and to my involvement in the preparation of the mineral reserve and mineral resource estimates for Antamina in Teck Resources’ Annual Information Form dated March 15, 2010 (the “Estimates”) and to the use of the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates, in the registration statement on Form S-8 of Teck Resources Limited (“the Registration Statement”).
I also consent to the references to me under the heading “Interest of Named Experts and Counsel” in the Registration Statement.

Yours truly,

Americo Zuzunaga,
MAusIMM
No. 221856